Exhibit 99.1

Cerevel Therapeutics and Arya Sciences Acquisition Corp II Announce Business Combination, Creating a Publicly Listed Leader in Neuroscience Drug Development

Leading institutional investors commit $320 million through a common stock private investment in public equity (“PIPE”) led by Bain Capital, Perceptive Advisors, Pfizer Inc. and other top-tier healthcare investors

Upon completion of the business combination, a combined $445 million of expected net proceeds from the PIPE and cash held in Arya II’s trust account will be used to advance development of Cerevel Therapeutics’ diverse neuroscience pipeline, including potential treatments for schizophrenia, epilepsy, and Parkinson’s disease

Cerevel Therapeutics shareholders, Arya II shareholders and PIPE investors will hold shares in the combined company that is expected to be listed on Nasdaq under the ticker symbol “CERE”

Business combination is expected to be completed by the fourth quarter of 2020

Joint investor conference call to discuss the proposed transaction today, Thursday, July 30, 2020 at 8:00 a.m. EDT

BOSTON – July 30, 2020 – Cerevel Therapeutics, Inc. (“Cerevel Therapeutics”), a company dedicated to unraveling the mysteries of the brain to treat neuroscience diseases, and Arya Sciences Acquisition Corp II (Nasdaq: ARYBU) (“Arya II”), a special purpose acquisition company or SPAC, sponsored by Perceptive Advisors, today announced they have entered into a definitive business combination agreement. Upon closing of the transaction, Arya II will redomicile as a Delaware corporation, be renamed Cerevel Therapeutics Holdings, Inc. and its common stock is expected to be listed on Nasdaq under the ticker symbol “CERE” (the “Combined Company”).

In addition to the approximately $150 million held in Arya II’s trust account (assuming no redemptions are effected), a group of premier healthcare investors has committed to participate in the transaction through a common stock PIPE of approximately $320 million at $10 per share. Investors in the PIPE include lead investor Perceptive Advisors, an affiliate of Arya II’s sponsor, as well as Adage Capital Management, Ally Bridge Group, Boxer Capital, EcoR1 Capital, Federated Hermes Kaufmann Small Cap Fund, Fidelity Management & Research Company, LLC, Invus Public Equities, L.P., Novalis LifeSciences, RA Capital Management, funds managed by Rock Springs Capital, Sphera Healthcare, Surveyor Capital (a Citadel company), funds and accounts managed by T. Rowe Price Associates, Inc., and existing Cerevel Therapeutics shareholders including Bain Capital and Pfizer Inc.

The Combined Company is expected to receive net proceeds of approximately $445 million at the closing of the transaction (assuming no redemptions are effected) and will continue to operate under the Cerevel Therapeutics management team, led by chairperson and chief executive officer Tony Coles, M.D. The boards of directors of both Arya II and Cerevel Therapeutics have approved the proposed transaction. Completion of the transaction, which is expected by the fourth quarter of 2020, is subject to approval of Arya II’s shareholders and the satisfaction or waiver of certain other customary closing conditions.

“Cerevel is using novel approaches in its quest to bring new treatments to patients living with neuroscience diseases, and today we are bringing that same spirit of innovation to our plans for becoming a public company,” said Tony Coles, M.D. “Since our founding as a joint collaboration between Bain Capital and Pfizer, Cerevel has pushed the boundaries to tackle some of the most vexing questions in neuroscience, using science to target the specific receptor sub-types involved in causing these devastating diseases. Over the next twelve months, we expect to have initiated at least six clinical programs across multiple indications, including schizophrenia, anxiety, epilepsy, and Parkinson’s disease. Today’s announcement ensures that we have access to the capital we will need to advance our clinical programs through to several key milestones in our quest to bring these therapies to patients.”

Adam Stone, chief investment officer of Perceptive Advisors and CEO of Arya II, stated: “We believe neuroscience represents the next era of innovation in biopharma. Cerevel has the potential to be a science and data-driven premier neuroscience company, making it precisely the type of opportunity that Arya II was designed to combine with.” Adam Stone further commented: “Our goal when we formed Arya II was to identify a company that had a differentiated approach to developing medicines, was ready to be public and was led by a highly experienced management team. This is exactly what we saw in Cerevel. We are excited about the potential their medicines represent – to both patients and investors.”

“With the founding of Cerevel, Bain Capital and Pfizer had a vision of creating a preeminent neuroscience company, with the leadership and capabilities to open new frontiers in the treatment of neurological diseases,” said Adam Koppel, managing director of Bain Capital Life Sciences.  “Today is an important milestone in the exciting journey to realize that vision.”

“The dedication and expertise of Cerevel’s management team has guided the company as it has made significant progress advancing its neuroscience portfolio,” said Doug Giordano, senior vice president and head of worldwide business development, Pfizer. “We are proud to continue to support Cerevel as it moves into this next phase, which will help provide the company with the financial resources necessary to continue its clinical development programs and preclinical research, further strengthening its potential to deliver treatments to patients with devastating conditions.”

Proceeds of the business combination and PIPE will be used to support Cerevel Therapeutics’ research and development programs, including:

•
CVL-231, a positive allosteric modulator, or PAM, that selectively targets M4, the muscarinic acetylcholine 4 receptor subtype. Cerevel Therapeutics is currently in an ongoing Phase 1b multiple ascending dose trial for the treatment of patients with schizophrenia, with data expected in the second half of 2021.

•
CVL-865, a PAM that selectively targets the alpha-2/3/5 subunits of the GABAA receptor. Based on previous results, Cerevel Therapeutics plans to initiate a Phase 2 proof-of-concept trial for drug-resistant focal onset epilepsy in the second half of 2020, with data expected in the second half of 2022. Cerevel Therapeutics also plans to initiate a Phase 1 proof-of-principle trial of CVL-865 for acute anxiety in the second half of 2020, with data expected in the second half of 2021.

•
Tavapadon, a selective dopamine D1/D5 partial agonist which will be evaluated in several Phase 3 clinical trials for the treatment of early- and late-stage Parkinson’s disease both as a monotherapy and an adjunct to levodopa in patients experiencing motor fluctuations. Cerevel Therapeutics initiated a registration-directed Phase 3 program for tavapadon beginning in January 2020, which will include two trials in early-stage Parkinson’s, one trial in late-stage Parkinson’s and an open-label safety extension trial. Initial data readouts from the Phase 3 program are expected in the first half of 2023.

Cerevel Therapeutics will also use the funding, in part, to:

•
Further develop its other ongoing clinical programs and preclinical portfolio with potential to address a range of neuroscience diseases, including apathy in patients with Alzheimer’s dementia and substance use disorder;

•	Opportunistically expand its current pipeline programs into synergistic indications supported by compelling scientific and medical rationale;
•
Utilize the latest drug discovery and genomics technologies, such as artificial intelligence and DNA-encoded chemical libraries, to efficiently identify new therapeutic molecules, including those with disease-modifying potential; and

•	Bolster the continued build-out of internal discovery capabilities, enhance business development activities and support general corporate activities.

Since its founding in 2018, Cerevel Therapeutics has assembled a seasoned team with expertise in neuroscience research, development, regulatory affairs, operations, manufacturing and commercialization. Its executive team comprises industry leaders who have collectively contributed to more than 20 new drug approvals at Biogen, Bristol-Myers Squibb, Merck, NPS Pharmaceuticals, Onyx Pharmaceuticals, Otsuka Pharmaceuticals, Sangamo Therapeutics and Vertex Pharmaceuticals.

Summary of Transaction
Current Cerevel Therapeutics shareholders and holders of vested equity awards are converting 100% of their existing equity interests into shares or equivalent awards of the Combined Company at an implied Cerevel Therapeutics equity value of $780 million. Current shareholders of Arya II are converting their ordinary shares and warrants of Arya II into common stock and warrants of the Combined Company on a one for one basis. Assuming that no Arya II shareholders elect to redeem their shares and no Arya II warrants are exercised, and taking into account their participation in the PIPE, Bain Capital and Pfizer Inc., the current shareholders of Cerevel Therapeutics, will own approximately 69% of the Combined Company after closing. Further assuming a share price of $10.00 per share, the Combined Company is expected to have an initial market capitalization of approximately $1.3 billion. Upon closing, it is expected that the Combined Company’s common stock will be publicly traded on the Nasdaq Capital Market under the ticker symbol “CERE.”

Additional information about the transaction will be provided in a Current Report on Form 8-K that will contain an investor presentation to be filed by Arya II with the Securities and Exchange Commission (“SEC”) and will be available at www.sec.gov. In addition, Arya II intends to file a registration statement on Form S-4 with the SEC, which will include a proxy statement/prospectus, and will file other documents regarding the proposed transaction with the SEC.

Advisors
Morgan Stanley is acting as lead capital markets advisor to Cerevel Therapeutics, with Evercore and Stifel also acting as capital markets advisors to Cerevel Therapeutics. Jefferies LLC and Goldman Sachs & Co. LLC are acting as financial and capital markets advisors to Arya II as well as private placement agents. Goodwin Procter LLP is acting as legal counsel to Cerevel Therapeutics. Kirkland & Ellis LLP is acting as legal counsel to Arya II. Ropes & Gray LLP is acting as legal advisor to Bain Capital.

Conference Call Information
Thursday, July 30, 2020 at 8:00 a.m. EDT
Toll Free: +1 (833) 519 1309
International: +1 (914) 800 3875
Conference ID: 4159343

About Arya II
Arya II is a blank check company newly incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Arya II is led by Chairman Joseph Edelman, Chief Executive Officer Adam Stone, Chief Financial Officer Michael Altman and Chief Business Officer Konstantin Poukalov.

About Bain Capital
Founded in 1984, Bain Capital is a leading global private investment firm with 19 offices on four continents and deep experience in healthcare. Bain Capital manages approximately $105 billion across asset classes and leverages the firm’s shared platform to capture opportunities in strategic areas of focus. Bain Capital Private Equity (www.baincapitalprivateequity.com) has partnered closely with management teams to provide the strategic resources that build great companies and help them thrive. A team of approximately 220 investment professionals creates value for portfolio companies through its global platform and depth of expertise in key vertical industries including healthcare. Bain Capital Life Sciences (www.baincapitallifesciences.com) pursues investments in biopharmaceutical, specialty pharmaceutical, medical device, diagnostics and enabling life science technology companies globally. The team focuses on companies that both drive medical innovation across the value chain and enable that innovation to improve the lives of patients with unmet medical needs.

About Cerevel Therapeutics
Cerevel Therapeutics is dedicated to unraveling the mysteries of the brain to treat neuroscience diseases. The company seeks to unlock the science surrounding new treatment opportunities through understanding the neurocircuitry of neuroscience diseases and associated symptoms. Cerevel Therapeutics has a diversified pipeline comprising five clinical-stage investigational therapies and several preclinical compounds with the potential to treat a range of neuroscience diseases, including schizophrenia, epilepsy, Parkinson’s disease, and substance use disorder. Headquartered in Boston, Cerevel Therapeutics is advancing its current research and development programs while exploring new modalities through internal research efforts, external collaborations or potential acquisitions. For more information, visit www.cerevel.com.

Important Information and Where to Find It
A full description of the terms of the transaction will be provided in a registration statement on Form S-4 to be filed with the SEC by Arya II that will include a prospectus with respect to the Combined Company’s securities to be issued in connection with the business combination and a proxy statement with respect to the shareholder meeting of Arya II to vote on the business combination. Arya II urges its investors, shareholders and other interested persons to read, when available, the preliminary proxy statement/ prospectus as well as other documents filed with the SEC because these documents will contain important information about Arya II, Cerevel Therapeutics and the transaction. After the registration statement is declared effective, the definitive proxy statement/prospectus to be included in the registration statement will be mailed to shareholders of Arya II as of a record date to be established for voting on the proposed business combination. Once available, shareholders will also be able to obtain a copy of the S-4, including the proxy statement/prospectus, and other documents filed with the SEC without charge, by directing a request to: ARYA Sciences Acquisition Corp II, 51 Astor Place 10th Floor, New York, New York 10003, Attn: Secretary. The preliminary and definitive proxy statement/prospectus to be included in the registration statement, once available, can also be obtained, without charge, at the SEC’s website (www.sec.gov).

Participants in the Solicitation
Arya II and Cerevel Therapeutics and their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the potential transaction described in this press release under the rules of the SEC. Information about the directors and executive officers of Arya II is set forth in Arya II’s final prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”) on June 8, 2020 and is available free of charge at the SEC’s web site at www.sec.gov or by directing a request to: ARYA Sciences Acquisition Corp II, 51 Astor Place, 10th Floor, New York, New York 10003, Attn: Secretary. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the Arya II shareholders in connection with the potential transaction will be set forth in the registration statement containing the preliminary proxy statement/prospectus when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Non-Solicitation
This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Arya II, the Combined Company or Cerevel Therapeutics, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based on beliefs and assumptions and on information currently available. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements in this press release include, but are not limited to, statements regarding the proposed business combination, including the timing and structure of the transaction, the proceeds of the transaction, the initial market capitalization of the Combined Company and the benefits of the transaction, as well as statements about the potential attributes and benefits of Cerevel Therapeutics’ product candidates and the format and timing of Cerevel Therapeutics’ product development activities and clinical trials. We cannot assure you that the forward-looking statements in this press release will prove to be accurate. These forward looking statements are subject to a number of risks and uncertainties, including, among others, the ability to complete the business combination due to the failure to obtain approval from Arya II’s shareholders or satisfy other closing conditions in the business combination agreement, the occurrence of any event that could give rise to the termination of the business combination agreement, the ability to recognize the anticipated benefits of the business combination and other risks and uncertainties, including those to be included under the header “Risk Factors” in the registration statement on Form S-4 to be filed by Arya II with the SEC and those included under the header “Risk Factors” in the final prospectus of Arya II related to its initial public offering. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

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Arya II Contact:
Michael Altman
Chief Financial Officer of ARYA Sciences Acquisition Corp II
1-646-205-5300
arya2@perceptivelife.com

Cerevel Therapeutics Investor Contact:
Matthew Calistri
Cerevel Therapeutics
matthew.calistri@cerevel.com

Cerevel Therapeutics Media Contact:
Rachel Eides
W2O pure
reides@purecommunications.com